UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No.1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  CLARIFY, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   180492 10 0
                    -----------------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  180492 10 0                                                                     Page 2 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Menlo Ventures IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     290,326
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       - 0 -
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       290,326
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          290,326
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.40%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  180492 10 0                                                                     Page 3 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MV Management IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     290,326
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       - 0 -
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       290,326
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          290,326
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.40%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  180492 10 0                                                                     Page 4 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Bredt, Thomas H.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     55,948
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       290,326
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       55,948
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       290,326
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          346,274
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.68%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  180492 10 0                                                                     Page 5 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Jarve, John W.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     8,922
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       290,326
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       8,922
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       290,326
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          299,248
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.45%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  180492 10 0                                                                     Page 6 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Carlisle, Douglas C.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     38,370
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       290,326
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       38,370
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       290,326
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          328,696
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.59%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 6 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  180492 10 0                                                                     Page 7 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Montgomery, H. DuBose
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     30,000
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       290,326
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       30,000
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       290,326
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          320,326
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.55%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 11 pages

Item 1.

(a)      Name of Issuer:  Clarify, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         2702 Orchard Parkway
         San Jose, CA   95134

Item 2.

(a)      Name of Person Filing:

         Menlo Ventures IV, L.P. ("MV IV")
         MV Management IV, L.P. ("MVM IV")
         Thomas H. Bredt
         John W. Jarve
         Douglas C. Carlisle
         H. DuBose Montgomery

(b)      Address of Principal Business Office:

         3000 Sand Hill Road
         Building 4, Suite 100
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         Entities:         MV IV - California
                           MVM IV - California

         Individuals:      Mr. Bredt - United States
                           Mr. Jarve - United States
                           Mr. Carlisle - United States
                           Mr. Montgomery - United States

(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:     180492 10 0

Item 3.        Not applicable.

                               Page 8 of 11 pages

Item 4         Ownership.

------- ------------- ------------- ---------------- ------------ -------------- ----------- -------------
                         MV IV          MVM IV          Bredt         Jarve       Carlisle    Montgomery
------- ------------- ------------- ---------------- ------------ -------------- ----------- -------------

(a)     Beneficial      290,326         290,326        346,274       299,248      328,696      320,326
        Ownership
------- ------------- ------------- ---------------- ------------ -------------- ----------- -------------

(b)     Percentage       1.40%           1.40%          1.68%         1.45%        1.59%        1.55%
        of Class
------- ------------- ------------- ---------------- ------------ -------------- ----------- -------------

(c)     Sole Voting     290,326         290,326        55,948         8,922        38,370       30,000
        Power
------- ------------- ------------- ---------------- ------------ -------------- ----------- -------------

        Shared            -0-             -0-          290,326       290,326      290,326      290,326
        Voting Power
------- ------------- ------------- ---------------- ------------ -------------- ----------- -------------

        Sole            290,326         290,326        55,948         8,922        38,370       30,000
        Dispositive
        Power
------- ------------- ------------- ---------------- ------------ -------------- ----------- -------------

        Shared            -0-             -0-          290,326       290,326      290,326      290,326
        Dispositive
        Power
------- ------------- ------------- ---------------- ------------ -------------- ----------- -------------

Item 5.        Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

EXHIBITS

A:       Joint Filing Statement

                               Page 9 of 11 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 12, 1997



MENLO VENTURES IV, L.P.                   MENLO EVERGREEN V, L.P.

By:      MV Management IV, L.P.           By:      MV Management IV, L.P.
         its general partner                       its general partner

By:      /s/ H. DuBose Montgomery         By:      /s/ H. DuBose Montgomery
   -------------------------------           ----------------------------------
         General Partner                           General Partner


MV MANAGEMENT IV, L.P.


By:      /s/ H. DuBose Montgomery
   -------------------------------
         General Partner


         /s/ Thomas H. Bredt
   -------------------------------
         Thomas H. Bredt


         /s/ John W. Jarve
   -------------------------------
         John W. Jarve


         /s/ Douglas C. Carlisle
   -------------------------------
         Douglas C. Carlisle


         /s/ H. DuBose Montgomery
   -------------------------------
         H. DuBose Montgomery

                               Page 10 of 11 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 12, 1997



MENLO VENTURES IV, L.P.                    MENLO EVERGREEN V, L.P.

By:      MV Management IV, L.P.            By:      MV Management IV, L.P.
         its general partner                        its general partner

By:      /s/ H. DuBose Montgomery          By:      /s/ H. DuBose Montgomery
   -------------------------------           ----------------------------------
         General Partner                            General Partner


MV MANAGEMENT IV, L.P.


By:      /s/ H. DuBose Montgomery
   -------------------------------
         General Partner


         /s/ Thomas H. Bredt
   -------------------------------
         Thomas H. Bredt


         /s/ John W. Jarve
   -------------------------------
         John W. Jarve


         /s/ Douglas C. Carlisle
   -------------------------------
         Douglas C. Carlisle


         /s/ H. DuBose Montgomery
   -------------------------------
         H. DuBose Montgomery

                               Page 11 of 11 pages